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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
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                                     FORM 8K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                   May 31 1994
                        (Date of earliest event reported)

                            INDUSTRIAL FUNDING CORP.
               (Exact name of registrant specified in its charter)


       OREGON                            0-18071                93-1013278

(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
  of Incorporation)                                         Indentificaton No.)


                               2121 S.W. BROADWAY
                                    SUITE 100
                             PORTLAND, OREGON 97201
          (Address of principal executive offices, including zip code)


                                  (503)228-2111
              (Registrant's telephone number, including area code)


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                PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION OF
                            INDUSTRIAL FUNDING CORP.


          This Plan of Dissolution and Complete Liquidation (the "Plan") of Industrial Funding Corp., an Oregon corporation ("IFC"), has been approved by the Board of Directors of IFC (the "Board") as being in the best interests of IFC and the holders of its common and preferred stock (the "Shareholders"). The Board has directed that this plan be submitted to the Shareholders in accordance with Or. Rev. Stat. SECTION 60.627 with the recommendation that the Plan be adopted, and has authorized the distribution of a Proxy Statement in connection with the solicitation of proxies. The Board has called a special meeting of the Shareholders to be held on July 20, 1994, at 10:00 a.m. PT to consider and vote upon such proposal. The Board has fixed July 1, 1994, as the record date in connection with such meeting.

     1. ADOPTION OF PLAN. The effective date of this Plan (the "Effective Date") shall be the date on which it is approved and adopted by the Shareholders.

     2. LIQUIDATION PERIOD. The actions authorized in this Plan shall be accomplished during the period (the "Liquidation Period") commencing on the Effective Date and ending on the fifth anniversary of the Effective Date; provided, however, that the Board may shorten the Liquidation Period if the Board determines that all material assets of IFC have been sold or collected, all liabilities of IFC, fixed or contingent, have been paid, discharged, or adequate provisions have been established therefore, and such a shortening of the Liquidation Period is in the best interests of IFC and its Shareholders or the Board may extend the Liquidation Period if the Board determines that such an extension is necessary to accomplish the foregoing purposes and that such an extension is in the best interest of IFC and it Shareholders. IFC shall cause the adoption of a plan of complete liquidation by Industrial Leasing Corporation which plan shall provide for the complete liquidation of Industrial Leasing Corporation during the Liquidation Period.

     3. DISSOLUTION. Not more that 60 days after the Effective Date, appropriate officers of IFC shall execute and deliver for filing articles of dissolution of IFC in accordance with Or. Rev. Stat. SECTION 60.621, thereby limiting the purposes and activities of IFC to those described in Or. Rev. Stat. SECTION 60.637. Following the filing of such articles and for so long
as IFC shall continue to exist pursuant to Or. Rev. Stat.   60.637, IFC shall,
to the maximum extent permitted by law, continue to have the power and authority to take any of the actions that this Plan would authorize IFC to take during the Liquidation Period. Upon the filing of such articles of dissolution, IFC, its Board, officers, employees, and agents shall hold IFC out as a corporation in dissolution.

     4. SALE OR OTHER DISPOSITION OF ASSETS. IFC shall have the authority to engage in such transactions as may be appropriate to its complete liquidation, including, without limitation, the sale, exchange or other disposition of all or any part of its remaining assets for cash, shares, bonds, or other securities or property, or any combination of the foregoing, in one or more transactions, to such persons or entities

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and upon such terms and conditions as the Board, or officers, employees or agents of IFC acting pursuant to authority delegated by the Board, shall determine, with no further approvals by the Shareholders except as required by law.

          IFC shall have the authority to commence and prosecute any proceeding against any party for contribution, indemnification, recoupment of defense costs, or to establish insurance coverage in respect of any cost, expense, loss or damage suffered by IFC by reason of the WADE litigation or any related proceeding upon a determination by the Board, or officers, employees or agents of IFC acting pursuant to authority delegated by the Board, that such proceeding is in the best interests of IFC or its Shareholders; provided, however, that nothing herein shall operate to limit IFC from commencing or prosecuting any other proceeding permitted under Or. Rev. Stat. SECTION 60.637.

     5. INVESTMENT POLICY PENDING SHAREHOLDER DISTRIBUTIONS. Prior to the final distribution of the assets of IFC to its Shareholders, IFC shall have the authority to invest its cash or other liquid assets in: money market mutual funds; bank money market funds; bank repurchase agreements collateralized by direct obligations of the United States Government; bank time deposits, certificates of deposit, and bankers' acceptances; investment-grade commercial paper or corporate bonds; securities issued or guaranteed by the United States Government or any agency thereof and mutual funds investing exclusively in the same.

     6. PROVISION FOR LIABILITIES. Within the Liquidation Period, IFC shall pay or discharge, or set aside a reserve fund for, or otherwise provide for, all its liabilities and obligations, fixed and contingent, including, without limitation, any liabilities arising by reason of the WADE litigation, related proceedings, and the Parrish Purchase and Sale Agreement.

     7. DISTRIBUTIONS TO SHAREHOLDERS. Subject to the limitations on the declaration and payment of dividends and the repurchase of capital stock arising under law, including such limitations as may arise by reason of the pendency of the WADE litigation and related proceedings, IFC shall, at such time and in such manner as the Board shall deem appropriate, but in any event within the Liquidation Period, distribute its assets to its Shareholders to the end that, by the end of the Liquidation Period, IFC shall have distributed all its assets, including proceeds of sales, exchanges or other dispositions, to its Shareholders. Subject to the limitations on the declaration and payment of dividends and the repurchase of capital stock arising under law, including such limitations as may arise by reason of the pendency of the WADE litigation and related proceedings, but as soon as is reasonably practicable, IFC shall, at such times and in such manner as the Board shall deem appropriate, pay the cumulative preferred stock dividends which have accrued in respect of IFC's Series A Cumulative Preferred Stock and redeem or otherwise repurchase all issued and outstanding shares of such Series A Cumulative Preferred Stock. If, in the judgment of the Board, such a course appears advisable, IFC may incur indebtedness to such persons and entities, in such amounts and on such terms and conditions as the Board shall determine, to permit IFC to make

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distributions of cash to Shareholders.  The preceding sentence shall not operate to limit the power of IFC to incur indebtedness under any other circumstances.

     8. TRANSFER OF ASSETS TO TRANSFEREE ENTITIES. If, in the judgment of the Board, such a course appears advisable, IFC may distribute assets of IFC to its Shareholders by transferring such assets to one or more partnerships, trusts, corporations or other entities, each a "Transferee Entity," and distributing interests in such Transferee Entity or Entities to the Shareholders. If the Board deems it to be advisable, the general partner (or its directors or officers, if any) of any Transferee Entity that is a partnership, the trustee of any Transferee Entity that is a trust, the directors or officers of any Transferee Entity that is a corporation or the persons with comparable rules and any other type of Transferee Entity may be officers, directors or employees of IFC or any of its subsidiaries or persons or entities (including subsidiaries) otherwise controlling, controlled by, or under common control with IFC.

     9. METHODS FOR DISTRIBUTIONS TO SHAREHOLDERS. Any distributions to Shareholders may be made by way of prorated dividends or other distributions of cash, securities or other property, tender or exchange offers for shares of IFC's stock or repurchases or redemptions of, or privately negotiated exchanges of IFC's assets for, such shares.

     10. RESTRICTIONS ON SELF-DEALING. Commencing on the Effective Date, IFC shall not sell, exchange, or otherwise dispose of any of its remaining assets to any director, officer, employee, or agent of IFC. Except for the exercise of stock options previously granted by the Board and for sales of the capital stock of IFC to IFC as contemplated under Paragraphs 7 and 9 of this Plan, no director, officer or employee of IFC shall purchase or sell any shares of the capital stock of IFC during the Liquidation Period.

     11. AMENDMENT OF PLAN. The Board may modify or amend this Plan at any time without Shareholder approval if it determines that such action would be in the best interest of IFC or its Shareholders. If any amendment or modification appears necessary and, in the judgment of the Board, will materially and adversely affect the interest of its Shareholders, such an amendment or modification shall be submitted to the Shareholders for approval.

     12. AUTHORIZATION TO BOARD AND OFFICERS. The Board and officers of IFC are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and to take such other actions as the Board and such officers deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of IFC in accordance with Section 60.627 and other applicable sections of the Oregon Revised Statutes.

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SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   INDUSTRIAL FUNDING CORP.
                                   (Registrant)




Date:  May 31, 1994                By:  /S/ JOHN J. ESTOK
                                        ------------------
                                        John J. Estok
                                        President and Chief Executive Officer


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